Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form F-1 of Scorpio Bulkers Inc. of our report dated November 7, 2013, except for Note 9, as to which the date is December 4, 2013 and Notes 4, 5 and 10, as to which the date is December 9, 2013 relating to the financial statements of Scorpio Bulkers Inc. which appears in the Registration Statement on Form F-1 (File No. 333-192246). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Monaco, Principality of Monaco, December 10, 2013

PricewaterhouseCoopers Audit

PricewaterhouseCoopers is represented by PricewaterhouseCoopers Audit, 63 rue de Villiers—92200 Neuilly-sur-Seine, France.

PricewaterhouseCoopers Audit, SA, 63, rue de Villiers, 92208 Neuilly-sur-Seine Cedex

Téléphone: +33 (0)1 56 57 58 59, Fax: +33 (0)1 56 57 58 60, www.pwc.fr